McClatchy Reports First Quarter 2014 Earnings

- Total revenue trend improves compared to Q1 2013

- Digital-only revenues up 11.6% from Q1 2013 with digital-only ad revenues up 11.0%

-  Advertising revenues from nontraditional sources now 41.6% of total ad revenues

-  Received $147 million pre-tax cash distribution from Classified Ventures' Apts.com sale on 4/1/14

SACRAMENTO, Calif., April 23, 2014 /PRNewswire/ -- The McClatchy Company (NYSE-MNI) today reported a net loss, excluding the net impact of certain items discussed below, of $5.9 million for the first quarter of 2014 compared to a net loss in the 2013 first quarter, adjusted for similar items, of $0.7 million.

On a GAAP basis, the net loss in the first quarter of 2014 was $15.8 million, or 18 cents per share compared to a net loss in the 2013 first quarter of $12.7 million, or 15 cents per share.

Commenting on McClatchy's 2014 first quarter results, Pat Talamantes, McClatchy's president and CEO, said, "The total revenue trend improved this quarter compared to the first quarter of 2013. We consider this a meaningful result accomplished in the face of the unusual snow and ice storms that hit the Midwest and Southeast during the quarter and the shift in the Easter holiday from the first quarter last year to the second quarter this year. Importantly, we continue to see revenue growth from direct marketing, digital advertising and circulation. Our digital audience is showing healthy growth. Monthly unique visitors were up 33.0% in the quarter compared to the same quarter last year and mobile users represented 43.0% of total monthly unique visitors in the quarter compared to 40.0% in the fourth quarter of 2013."

Talamantes added, "We ended the first quarter with $96.4 million in cash and our financial position has strengthened even more since that date. At the beginning of our second quarter, we received the distribution from Classified Ventures related to the sale of Apartments.com. The additional liquidity furthers our ability to continue to reduce debt and to focus more resources on accelerating our digital transformation."

First Quarter Results

Total revenues in the first quarter of 2014 were $287.2 million, down 2.7% from the first quarter of 2013. Advertising revenues were $183.9 million, down 6.7%, and circulation revenues were $90.8 million, up 5.8% from the same quarter in 2013. Circulation revenues were up approximately 0.7% for the quarter excluding the $4.3 million in revenue related to the transition to fee-for-service circulation delivery contracts at certain newspapers. Total digital-only revenues, which include digital-only revenues from advertising and circulation, were up 11.6% compared to the same quarter last year.

Results in the first quarter of 2014 included the following items:

  Severance charges totaling $1.8 million ($1.0 million after-tax);
  Accelerated depreciation totaling $13.5 million ($8.3 million after-tax) related to newspaper production equipment associated with outsourcing or relocation initiatives;
  Non-cash impairment charge totaling $0.9 million ($0.6 million after-tax) related to owned real estate associated with an outsourcing initiative;
  Other charges totaling $0.2 million ($0.1 million after-tax); and
  A reversal of interest on tax items and a net decrease in tax expense related to a state audit settlement totaling $0.04 million ($0.1 million after-tax).

Operating cash expenses, excluding severance and other charges discussed above, increased approximately $6.3 million, or 2.6%, from the first quarter of 2013. Cash expenses this quarter included $2.8 million in investments related to new revenue initiatives and digital infrastructure such as enterprise-wide operating systems. First quarter operating cash expenses also included $4.3 million in expenses related to the transition to fee-for-service circulation delivery contracts at certain newspapers (with a similar increase in circulation revenues, and thus, had no net impact on operating cash flow.) Excluding the impact of this change in contracts, operating cash expenses were up $2.0 million in the quarter, or 0.8% from the same quarter last year, and include additional investments made in our digital infrastructure and products.

Operating cash flow was $39.1 million in the first quarter of 2014, down 26.7% compared to the first quarter last year, partially reflecting the impact of weather challenges and the Easter switch in our fiscal calendar. (Non-GAAP measurements are discussed below.)

Business and Financial Highlights

Advertising revenues were down 6.7% in the first quarter compared to the first quarter of 2013. Despite weather related issues and the shift in the Easter holiday to the second quarter this year, first quarter revenues from direct marketing and digital advertising increased 1.3% and 0.4%, respectively, compared to the same quarter last year. Total digital and direct marketing advertising represented 41.6% of first quarter 2014 total advertising revenues on a combined basis. Digital-only advertising was up 11.0% in the quarter and total digital-only revenues, which includes both digital-only advertising and circulation revenues, finished up 11.6% compared to the first quarter of 2013.

The company's circulation revenues increased 5.8% in the first quarter, and were up 0.7% compared to the first quarter of 2013, excluding the $4.3 million in revenue related to the transition to fee-for-service circulation delivery contracts at newspapers that changed to fee-for-service contracts.

McClatchy's focus on growing its digital audience continues to be rewarded. Monthly unique visitors grew 33.0% in the first quarter of 2014 compared to the first quarter of 2013. Mobile users represented 43.0% of total monthly unique visitors in the quarter compared to 40.0% in the fourth quarter of 2013.

Strong operating results from the company's internet investments again contributed to the solid performance in income from equity investments. Net income from equity investments was $9.6 million in the first quarter, up 4.3% compared to the same quarter last year.

The company finished the quarter with $96.4 million in cash. Total debt at the end of the first quarter was $1.556 billion. The leverage ratio at the end of the first quarter as defined in the company's credit agreement was 5.04 times cash flow and the interest coverage was 2.43 times cash flow. On a net debt basis (debt net of cash on hand) the leverage ratio was 4.73 times cash flow. On April 1, 2014, the company received a $147 million cash distribution from Classified Ventures related to Classified Venture's previously announced sale of Apartments.com to CoStar Group. McClatchy expects that proceeds on an after-tax basis will be approximately $92 million. Proforma cash, as of the end of the quarter and including the $92 million after-tax distribution from Classified Ventures, was approximately $188 million.

On April 8, 2014, McClatchy announced that it had reached a definitive agreement to sell the Anchorage Daily News to Alaska Dispatch Publishing LLC for $34 million. After-tax proceeds are estimated at approximately $24 million. The transaction is expected to close in the second quarter of 2014.

Outlook

The company expects the shifting of the Easter holiday into the second quarter to improve retail advertising revenues trends. For full-year 2014, McClatchy expects double-digit growth in digital-only advertising revenues along with low single-digit growth in both direct marketing and circulation revenues. Expenses are expected to be down in the low single-digits in 2014 compared to 2013, excluding the impact of circulation-related expense increases as a result of moving to fee-for-service delivery contracts at several newspapers.

The company's statistical report, which summarizes revenue performance for the first quarter of 2014, follows.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows, operating cash flow margins and pro-forma cash. Adjusted net income is defined as net income excluding amounts (net of tax) for gain or loss on extinguishment of debt, severance charges, accelerated depreciation on equipment, non-cash impairment charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Proforma cash is defined as the cash and cash equivalent balance at March 30, 2014, plus the estimated April 1, 2014 after-tax distribution from Classified Ventures LLC. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 27039361) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Quarters Ended
	March 30,	March 31,
	2014	2013
REVENUES - NET:
Advertising	$ 183,911	$ 197,122
Circulation	90,810	85,828
Other	12,482	12,159
	287,203	295,109
OPERATING EXPENSES:
Compensation	111,116	112,576
Newsprint, supplements and printing expense	27,942	30,715
Depreciation and amortization	40,488	30,446
Other operating expenses	111,957	100,774
	291,503	274,511

OPERATING (LOSS) INCOME	(4,300)	20,598

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,412)	(35,516)
Interest income	4	9
Equity income in unconsolidated companies, net	9,558	9,161
Loss on extinguishment of debt, net	-	(12,770)
Other - net	62	52
	(23,788)	(39,064)

Loss before income taxes	(28,088)	(18,466)
Income tax benefit	(12,246)	(5,725)
NET LOSS	$ (15,842)	$ (12,741)

Net loss per common share:
Basic	(0.18)	(0.15)
Diluted	(0.18)	(0.15)

Weighted average number of common shares:
Basic	86,475	86,022
Diluted	86,475	86,022

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print Only			Digital

Revenues - Net:	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Advertising
Retail	$89,661	$97,859	-8.4%	$71,031	$79,569	-10.7%	$18,630	$18,290	1.9%
National	13,283	14,999	-11.4%	8,955	10,678	-16.1%	4,328	4,321	0.2%
Classified Total	51,857	55,464	-6.5%	27,344	30,809	-11.2%	24,513	24,655	-0.6%
Automotive	18,771	19,326	-2.9%	6,091	7,860	-22.5%	12,680	11,466	10.6%
Real Estate	7,745	8,483	-8.7%	4,973	5,266	-5.6%	2,772	3,217	-13.8%
Employment	9,529	10,854	-12.2%	4,208	4,839	-13.0%	5,321	6,016	-11.6%
Other	15,812	16,801	-5.9%	12,072	12,845	-6.0%	3,740	3,956	-5.5%
Direct Marketing	29,031	28,649	1.3%	29,031	28,649	1.3%
Other Advertising	79	151	-47.7%	79	151	-47.7%
Total Advertising	$183,911	$197,122	-6.7%	$136,440	$149,856	-9.0%	$47,471	$47,266	0.4%

Circulation	90,810	85,828	5.8%
Other	12,482	12,159	2.7%
Total Revenues	$287,203	$295,109	-2.7%

Memo: Digital-only	$31,544	$28,255	11.6%

Advertising Revenues by Market:
California	$30,554	$33,261	-8.1%	$23,186	$25,863	-10.4%	$7,366	$7,399	-0.4%
Florida	29,384	30,112	-2.4%	22,613	23,743	-4.8%	6,772	6,368	6.3%
Texas	19,371	20,871	-7.2%	14,420	15,782	-8.6%	4,951	5,089	-2.7%
Southeast	52,839	57,790	-8.6%	38,176	42,982	-11.2%	14,664	14,808	-1.0%
Midwest	31,402	33,548	-6.4%	23,413	25,453	-8.0%	7,989	8,095	-1.3%
Northwest	20,464	21,444	-4.6%	14,632	16,033	-8.7%	5,832	5,411	7.8%
Other	(103)	96	-207.3%	0	0	0.0%	(103)	96	-207.3%
Total Advertising	$183,911	$197,122	-6.7%	$136,440	$149,856	-9.0%	$47,471	$47,266	0.4%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,594.3	3,842.1	-6.4%

Millions of Preprints Distributed				937.5	1,005.9	-6.8%

Average Paid Circulation*:
Daily				1,861.2	1,981.5	-6.1%
Sunday				2,708.4	2,785.5	-2.8%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in the period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Loss to Operating Cash Flows

	Quarters Ended
	March 30,	March 31,
	2014	2013
REVENUES - NET:
Advertising	$ 183,911	$ 197,122
Circulation	90,810	85,828
Other	12,482	12,159
	287,203	295,109
OPERATING EXPENSES:
Compensation excluding severance charges	109,286	112,195
Newsprint, supplements and printing expense	27,942	30,715
Other cash operating expenses	110,855	98,848
Cash operating expenses excluding severance and other charges	248,083	241,758
Severance charges	1,830	381
Other charges	1,102	1,926
Depreciation and amortization	40,488	30,446
Total operating expenses	291,503	274,511

OPERATING INCOME (LOSS)	(4,300)	20,598
Add back:
Depreciation and amortization	40,488	30,446
Severance charges	1,830	381
Other charges	1,102	1,926
OPERATING CASH FLOW	$ 39,120	$ 53,351

OPERATING CASH FLOW MARGIN	13.6%	18.1%

Reconciliation of Net Income to Adjusted Net Income

Net Loss:	$ (15,842)	$ (12,741)

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt		8,102
Severance charges	1,051	224
Accelerated depreciation on equipment	8,328	1,294
Real estate related charges	562
Other charges	137	1,223
Reversal of interest on tax items	(22)	75
Certain discrete tax items	(119)	1,160
Adjusted net loss	$ (5,905)	$ (663)

Reconciliation of Cash Balance as of 3/30/2014 to Pro-Forma Cash

Ending cash balance as of 3/30/2014	$ 96,400
Add:
Expected after-tax proceeds from distribution of Apartments.com proceeds	92,000
Pro-forma cash as of 3/30/2014	$ 188,400

CONTACT: Ryan Kimball, Assistant Treasurer & Director of Investor Relations, 916-321-1849, rkimball@mcclatchy.com